Exhibit 10.1

ELECTRO SCIENTIFIC INDUSTRIES, INC.
RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”) is entered into as of August 31, 2016, by and between Electro Scientific Industries, Inc. (the “Company”) and Paul R Oldham (“Employee”). The Company and Employee are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company desires to provide Employee an incentive to remain an employee of the Company during a period of executive transition.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.Retention Bonuses. If Employee remains continuously employed with the Company through August 31, 2017 (the “First Retention Date”), the Company will pay Employee a retention bonus in the gross amount of $200,000 (the “First Retention Bonus”). The First Retention Bonus will be paid within thirty (30) days following the First Retention Date. If Employee remains continuously employed with the Company through August 31, 2018 (the “Second Retention Date”), the Company will pay Employee a second retention bonus in the gross amount of $300,000 (the “Second Retention Bonus”). The Second Retention Bonus will be paid within thirty (30) days following the Second Retention Date. The First and Second Retention Bonuses shall be referred to collectively as the “Retention Bonuses.” The Retention Bonuses are subject to applicable payroll deductions and tax withholdings and will constitute taxable income to Employee. Employee is responsible for all tax obligations with respect to the Retention Bonuses and should consult with his own tax advisor regarding the tax treatment of the Retention Bonuses.

2.Termination of Employment.

(a)Resignation by Employee; Death and Disability. In the event Employee resigns or voluntarily terminates his employment with the Company other than for Good Reason (as defined below) before the First Retention Date, or Employee’s employment terminates due to death or disability before the First Retention Date, Employee will automatically forfeit Employee’s right to, and will not be entitled to any portion of, the Retention Bonuses. In the event Employee resigns or voluntarily terminates his employment with the Company other than for Good Reason (as defined below) after the First Retention Date, or Employee’s employment terminates due to death or disability after the First Retention Date, but before the Second Retention Date, Employee will automatically forfeit Employee’s right to, and will not be entitled to any portion of, the Second Retention Bonus.

(b)Termination by the Company Without Cause or by Employee for Good Reason. In the event the Company involuntarily terminates Employee’s employment other than for Cause (as defined below) or Employee terminates his employment for Good Reason (as defined below) before the First Retention Date, the Company will pay Employee a prorated portion of the First Retention Bonus calculated by multiplying $200,000 by a fraction, the numerator of which is the number of whole months elapsed between August 31, 2016 and the Employee’s termination date and the denominator of which is 12, and the Employee shall not be eligible for and shall forfeit Employee’s right to receive the balance of the First Retention Bonus and all of the Second Retention Bonus. In the event the Company involuntarily terminates Employee’s employment other than for Cause (as defined below) or Employee terminates his employment for Good Reason (as defined below) after the First Retention Date, but before the Second Retention Date, the Company will pay Employee a prorated portion of the Second Retention Bonus calculated by multiplying $300,000 by a fraction, the numerator of which is the number of whole months elapsed between August 31, 2017 and the Employee’s termination date and the denominator of which is 12, and the Employee shall not be eligible for and shall forfeit Employee’s right to receive the balance of the Second Retention Bonus. Any payment pursuant to this Section 2(b) will be made by the Company within 60 days following Employee’s termination date, subject to Employee executing and delivering to the Company a release in the Company’s customary form which must become effective and irrevocable no later than 45 days following Employee’s termination date.

(c)Termination by the Company for Cause. In the event the Company terminates Employee’s employment for Cause (as defined below) before the First Retention Date, Employee will not be entitled to any portion of the Retention Bonuses. In the event the Company terminates Employee’s employment for Cause (as defined below) after the First Retention Date, but before the Second Retention Date, Employee will not be entitled to any portion of the Second Retention Bonus.

(d)No Right to Continued Employment. This Agreement is not a contract of employment and does not create a guarantee of continued employment with the Company or any subsidiary or affiliate. Employee’s employment will continue to be “at-will,” which means that Employee’s employment may be terminated by Employee or the Company, at any time for any reason, with or without prior notice

3.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)    “Cause” means:

(i)    the willful and continued failure to perform substantially Employee’s reasonably assigned duties with the Company (or its successor) (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Employee by the Company (or its successor) which specifically identifies the manner in which the Company (or its successor) believes that Employee has not substantially performed Employee’s duties;

(ii)    the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company (or its successor); or

(iii)    the commission of an act by Employee, or the failure of Employee to act, which constitutes gross negligence or gross misconduct.

No act, or failure to act, shall be considered “willful” if the Employee reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company (or its successor).

(b)    “Good Reason” means Employee’s voluntary termination, within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent:

(i)    the assignment of a different title, job or responsibilities that results in a substantial reduction in the duties of the Employee; provided that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in an acquisition of the Company shall not constitute Good Reason unless Employee’s new duties are substantially reduced from his or her prior duties;

(ii)    a reduction in Employee’s target bonus or base salary, other than prior to an acquisition of the Company a reduction in Employee’s base salary or target bonus that affect all executives in substantially the same proportions; or

(iii)    the Company’s requiring Employee to be based more than 50 miles from the principal office at in which Employee is based, except for reasonably required travel on the Company’s business.

Employee may not resign for Good Reason without first providing the Company with written notice within 60 days of the initial existence of the condition that Employee believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

(c)    “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

4.Section 409A.  This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

5.Miscellaneous Provisions.

(a)    Complete Agreement. This Agreement embodies the entire agreement of the Parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Employee and the Company, other than the Amended and Restated Change in Control Agreement between the Company and Employee dated May 13, 2015 (the “Change in Control Agreement”). For avoidance of doubt, the Retention Bonuses are not included in the “target bonus” described in Section 3(a)(iii) of the Change in Control Agreement.

(b)    Amendment/Waiver. This Agreement may not be modified without the express written consent of the Parties hereto. Any failure by any Party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute a waiver of any rights or privileges contained herein.

(c)    Assignment/Successors and Assigns. Neither this Agreement nor any of Employee’s rights, powers, duties, or obligations hereunder may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies that acquire, directly or indirectly, all or substantially all of the assets of the Company or more than fifty percent (50%) of the equity interests of the Company, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed the “Company” for the purpose hereof.

(d)    Severability. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein.

(e)    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against Employee or the Company.

(f)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflicts of laws principles, rules, or statutes of any jurisdiction.

(g)    Jurisdiction/Venue. Each of the Parties hereto hereby irrevocably consents and submits to the jurisdiction of the state or federal courts located in Washington County, Oregon in connection with any suit, action, or other proceeding concerning the interpretation of this Agreement. Employee waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum, or otherwise.

(h)    Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument. Signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

[signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

“Company”		“Employee”
ELECTRO SCIENTIFIC INDUSTRIES, INC.		PAUL R OLDHAM
/s/ Edward C. Grady		/s/ Paul R Oldham

By:	Edward C. Grady	Address:
Its:	President and CEO